SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): September 9, 2005


                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                     0-17072                 11-2844247
         --------                     -------                 ----------
(State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)             (File Number)         Identification No.)


100 SWEENEYDALE AVENUE, BAY SHORE, NEW YORK                     11706
-------------------------------------------                     -----
(Address of principal executive offices)                      (Zip Code)


                                 (631) 434-1300
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under  the  Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))



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Item 1.01   Entry into a Material Definitive Agreement.
            ------------------------------------------

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
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Item 3.02   Unregistered Sales of Equity Securities.
            ----------------------------------------

     In light of expected activity to remediate damage caused by Hurricane Katrina, Windswept Environmental Group, Inc.'s operating subsidiary Trade-Winds Environmental Restoration Inc. has mobilized over sixty employees to the gulf coast region. Trade-Winds has leased or is in the process of leasing three premises to serve as a satellite office, regional command center, training center and housing for its mobilized employees.

     In order to finance anticipated expenses, Windswept borrowed an additional $650,000 from Laurus Master Fund, Ltd. ("Laurus") by issuing a new replacement note, dated September 9, 2005, in the principal amount of $6,000,000 (the "Laurus Replacement Note") on substantially the same terms as the original replacement note dated July 13, 2005 in the principal amount of $5,350,000 issued by Windswept to Laurus. The aggregate proceeds received by Windswept were used to pay a management fee of $25,350 to Laurus Capital Management, L.L.C., and the balance of the proceeds are being used by Windswept for working capital purposes. A copy of the amended and restated secured convertible note is attached as Exhibit 10.01 hereto and is incorporated by reference.

     The principal amount of the Laurus Replacement Note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. Such amounts must be paid in shares of common stock if the following conditions are satisfied: (a) the average closing price of the common stock for the five (5) trading days immediately preceding an amortization date is greater than 110% of the fixed conversion price and (b) the amount of the related payment does not exceed thirty percent (30%) of the aggregate dollar trading volume of the common stock for the period of twenty-two (22) trading days immediately preceding such amortization date. If condition (a) is met but condition (b) is not, then Laurus shall be issued only such portion that satisfies condition (b). Any amount not paid in shares shall be payable in cash at the rate of 103% of the amount owed within three (3) business days of the amortization date. None of these amounts may be paid in shares of common stock, however, if (1) the common stock (a) has not been registered under an effective registration statement under the Securities Act of 1933 or (b) is not otherwise covered by an exemption under the Securities Act or (2) Windswept is in default of the Laurus Replacement Note. The secured convertible term note may be prepaid by Windswept in cash by paying the holder 103% of the principal amount, plus accrued interest. Interest is payable monthly and accrues monthly at the prime rate plus 2%, with a minimum rate of 7.25%. Windswept's obligations under the Laurus Replacement Note are collateralized by all of Windswept's assets. The holder of the Laurus Replacement Note may convert all or a portion of such note, together with interest and fees thereon at any time into shares of common stock at an initial conversion price of $0.09, subject

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to   adjustments  in  connection   with  any   reclassification,  stock  splits,
combinations, dividends or additional stock issuances made to persons other than Laurus. Upon an issuance of shares of the common stock of Windswept below the conversion price, the initial conversion price of the Laurus Replacement Note will be reduced to such issuance price.

     On September 12, 2005, Windswept issued 1,500,000 shares of its common stock to Laurus pursuant to Laurus' partial exercise of its option to purchase such shares at an exercise price of $.0001 per share, or $150 in the aggregate pursuant to the option, dated June 30, 2005, issued by Windswept to Laurus.

     The Laurus Replacement Note and the Laurus shares were sold in private offerings pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.
             ----------------------------------

     10.01 Amended and Restated Secured Convertible Term Note, dated September 9, 2005, issued by Windswept to Laurus.
     10.02 Option, dated June 30, 2005, issued by Windswept to Laurus (Incorporated by reference to Exhibit 10.3 to Windswept's Form 8-K filed July 7, 2005).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   WINDSWEPT ENVIRONMENTAL GROUP, INC.


                                   By:    /s/ Michael O'Reilly
                                       -----------------------------------------
                                       Michael O'Reilly, Chief Executive Officer


Date:  September 15, 2005